U.S. Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2006

INFOTEC BUSINESS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-90618	98-0358149
(State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation)	File No.	Identification No.)

Suite 150, 1152 Mainland Street, Vancouver, B.C. Canada	V6B 2X4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (604) 484-4966

(Former address and former fiscal year end, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers .

On February 9, 2005, the board of directors of the registrant appointed Mr. Arthur Griffiths as a director and its president and Chief Executive Officer. Ms. Shaw, while relinquishing her position as president and Chief Executive Officer, remains a director of the registrant.

Arthur Griffiths, 48 is currently CEO and director of Griffiths Milne Corporate Projects Inc. Experience in the last 20 years owning and operating the Vancouver Canucks led to the successful development of GM Place in 1994 at a cost of 175 million dollars. In 1995 GM Place, home of the Vancouver Canucks and the newly created NBA Franchise the Vancouver Grizzlies, opened its doors to the public as the first privately financed arena in Canada in over 60 years.

By 1998 a group led by Mr. Griffiths put together a Bid proposal, including Venue Development designs, to win Vancouver and Whistler’s right to compete as the national candidate of Canada for the 2010 Olympic Winter Games. In order to successfully achieve this goal, the Bid Team had to prove to the Canadian Olympic Association that Vancouver and Whistler could develop the appropriate Venues for such a vast undertaking. This goal was accomplished in November of 1998.

Throughout this time, Mr. Griffiths also worked for the Rapid Transit Project Office for the development of the new Skytrain Line, as the Chair of Public Consultation and Chief Negotiator. It was Mr. Griffiths responsibility to meet and negotiate with the municipalities and the vehicle manufacturers as well as to attend public forums to hear the concerns of the public and environmental groups. The position also entailed discussing and working on station development and design. While working on this project Mr. Griffiths and two of his partners created a company whereby they purchased an entertainment enterprise in Richmond, British Columbia.

Throughout his business career, Mr. Griffiths has had experience on development projects requiring use of his experience and personal relationships relating to environmental and aboriginal issues.

The registrant and Mr. Arthur Griffiths have agreed to enter into a first phase of a two phase employment contract as the president and CEO of Infotec.

The term of the first phase short term agreement is sixty days. Mr. Griffiths is to be paid seven thousand US dollars per month. He will receive ten million shares of Infotec commons stock as a signing bonus. His duties will encompass those normally found in the position of a President and CEO of a growth company doing business on a world wide scale.

It is anticipated that in April, 2006 Mr. Griffiths will enter into a second phase, five year contract with Infotec continuing in the same position.

His compensation under the second phase contract will increase to fifteen thousand US dollars per month.

Item 7.01 Regulation FD Disclosure.

February 9, 2006. Infotec Business Systems, Inc. (OTCBB: IFTC), provides Internet and related media services and delivers 3rd generation on demand streaming media content via its proprietary Galaxy Broadcast Network, issued a press release announcing the appointment of Mr. Arthur Griffiths as a director and the registrant’s president and Chief Executive Officer. A copy of the release is attached as Exhibit 99.1.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1 Press release dated February 9, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFOTEC BUSINESS SYSTEMS, INC. (registrant)

By:	/s/ Robert Danvers

(Robert Danvers, Director)

DATED. February 15, 2006